EXHIBIT 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Webster Financial Corporation (“Webster”) and Sterling Bancorp (“Sterling”) as an acquisition of Sterling by Webster. The merger of Sterling with and into Webster (the “merger”) was completed on January 31, 2022. In accordance with the merger agreement, dated as of April 18, 2021, by and between Webster and Sterling (the “merger agreement”), each share of Sterling common stock issued and outstanding immediately prior to the effective time of the merger (the “effective time”) (other than certain shares held by Sterling as treasury stock or owned by Webster or Sterling, subject to certain exceptions set forth in the merger agreement) was converted into the right to receive 0.4630 of a share of Webster common stock. In addition, at the effective time, each share of Sterling series A preferred stock issued and outstanding immediately prior to the effective time was automatically converted into the right to receive one share of a newly created series of Webster preferred stock.
The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:
• The acquisition of Sterling by Webster under the provision of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations” where the assets and liabilities of Sterling will be recorded by Webster at their respective fair values as of January 31, 2022;
• The distribution of shares of Webster common stock to Sterling’s shareholders in exchange for shares of Sterling common stock (based upon a 0.4630 exchange ratio);
• Certain reclassifications to conform the historical financial statement presentation of Sterling to Webster; and
• Transaction costs in connection with the merger.
The unaudited pro forma condensed combined financial information does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors.
The unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical consolidated balance sheets of Webster and Sterling, giving effect to the merger as if it had been completed on December 31, 2021. The unaudited pro forma condensed combined income statement for the year ended December 31, 2021 combines the historical consolidated income statements of Webster and Sterling, giving effect to the merger as if it had been completed on January 1, 2021. The unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Webster and related notes included in Webster’s Annual Report on Form 10-K for the year ended December 31, 2021, and (ii) the historical audited consolidated financial statements of Sterling and related notes for the year ended December 31, 2021, which are included in Exhibit 99.1 of this Current Report on Form 8-K/A.
The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the date indicated or that may be achieved in the future.

EXHIBIT 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2021

			Transaction Accounting Adjustments
(In thousands)	Historical Webster	Historical Sterling	Reclassifications Note 2	Pro Forma Adjustments	Note 4	Pro Forma Condensed Combined
Assets:
Cash and due from banks	$137,385	$308,013	$(9,495)	$(176)	A	$435,727
Interest-bearing deposits	324,185	—	380	—		324,565
Investment securities available-for-sale	4,234,854	2,795,718	(3,578)	1,637,809	B	8,664,803
Investment securities held-to-maturity, net of allowance for credit losses	6,198,125	1,638,886	—	(1,638,886)	B	6,198,125
Federal Home Loan Bank and Federal Reserve Bank stock	71,836	175,008	—	—		246,844
Loans held for sale	4,694	6,924	—	—		11,618
Loans and leases	22,271,729	21,356,956	(138,022)	(200,757)	C	43,289,906
Allowance for credit losses on loans and leases	(301,187)	(278,232)	—	(33,152)	D	(612,571)
Loans and leases, net	21,970,542	21,078,724	(138,022)	(233,909)		42,677,335
Deferred tax assets, net	109,405	—	(43,490)	81,239	E	147,154
Premises and equipment, net	204,557	197,216	89,412	(12,712)	F	478,473
Goodwill	538,373	1,683,482	—	312,942	G	2,534,797
Other intangible assets, net	17,869	78,460	—	131,640	H	227,969
Cash surrender value of life insurance policies	572,305	644,007	—	—		1,216,312
Accrued interest receivable and other assets	531,469	1,053,033	(64,465)	—		1,520,037
Total assets	$34,915,599	$29,659,471	$(169,258)	$277,947		$64,683,759

Liabilities and Shareholders’ Equity:
Deposits:
Non-interest-bearing	$7,060,488	$6,359,683	$(9,115)	$—		$13,411,056
Interest-bearing	22,786,541	16,455,192	58,438	1,729	I	39,301,900
Total deposits	29,847,029	22,814,875	49,323	1,729		52,712,956
Securities sold under agreements to repurchase and other borrowings	674,896	178,008	—	—		852,904
Federal Home Loan Bank advances	10,997	542,000	—	—		552,997
Long-term debt	562,931	492,545	—	24,283	J	1,079,759
Operating lease liabilities	144,804	—	98,596	8,256	K	251,656
Accrued expenses and other liabilities	236,617	751,894	(317,177)	224,175	L	895,509
Total liabilities	31,477,274	24,779,322	(169,258)	258,443		56,345,781
Shareholders’ equity:
Preferred stock	145,037	135,745	—	3,197	M	283,979
Common stock	937	2,299	—	(1,408)	N	1,828
Paid-in capital	1,108,594	3,767,532	—	1,272,759	O	6,148,885
Retained earnings	2,333,288	1,638,011	—	(1,918,482)	P	2,052,817
Treasury stock, at cost	(126,951)	(704,452)	—	704,452	Q	(126,951)
Accumulated other comprehensive (loss) income, net of tax	(22,580)	41,014	—	(41,014)	R	(22,580)
Total shareholders’ equity	3,438,325	4,880,149	—	19,504		8,337,978
Total liabilities and shareholders’ equity	$34,915,599	$29,659,471	$(169,258)	$277,947		$64,683,759

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

EXHIBIT 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the year ended December 31, 2021

			Transaction Accounting Adjustments
(In thousands, except per share data)	Historical Webster	Historical Sterling	Reclassifications Note 2	Pro Forma Adjustments	Note 5	Pro Forma Condensed Combined
Interest Income:
Interest and fees on loans and leases	$762,713	$805,160	$(28,613)	$57,407	A	$1,596,667
Taxable interest and dividends on securities	159,001	62,081	4,079	(23,214)	B	201,947
Non-taxable interest on securities	20,884	46,598	—	—		67,482
Loans held for sale	246	—	719	—		965
Other interest-earning assets	—	4,079	(4,079)	—		—
Total interest income	942,844	917,918	(27,894)	34,193		1,867,061
Interest Expense:
Deposits	20,131	27,934	—	(1,031)	C	47,034
Securities sold under agreements to repurchase and other borrowings	3,040	50	—	—		3,090
Federal Home Loan Bank advances	1,708	31	—	—		1,739
Long-term debt	16,876	22,271	—	(2,520)	D	36,627
Total interest expense	41,755	50,286	—	(3,551)		88,490
Net interest income	901,089	867,632	(27,894)	37,744		1,778,571
(Benefit) provision for credit losses	(54,500)	(5,149)	—	175,068	E	115,419
Net interest income after (benefit) provision for credit losses	955,589	872,781	(27,894)	(137,324)		1,663,152
Non-interest Income:
Deposit service fees	162,710	29,419	1,641	—		193,770
Loan and lease related fees	36,658	37,141	27,462	—		101,261
Wealth and investment services	39,586	7,459	—	—		47,045
Mortgage banking activities	6,219	—	—	—		6,219
Increase in cash surrender value of life insurance policies	14,429	19,978	—	—		34,407
Accounts receivable management / factoring commissions and fees	—	23,410	—	—		23,410
Gain on sale of investment securities, net	—	2,361	—	—		2,361
Other income	63,770	16,267	(1,209)	—		78,828
Total non-interest income	323,372	136,035	27,894	—		487,301
Non-interest Expense:
Compensation and benefits	419,989	260,766	773	—		681,528
Occupancy	55,346	56,337	(9,791)	119	F	102,011
Technology and equipment	112,831	40,717	13,952	—		167,500
Intangible assets amortization	4,513	15,104	—	14,332	G	33,949
Marketing	12,051	—	8,188	—		20,239
Professional and outside services	47,235	28,576	(2,381)	—		73,430
Deposit insurance	15,794	10,997	—	—		26,791
Merger-related expenses	—	14,750	—	199,254	H	214,004
Other expense	77,341	68,604	(10,741)	—		135,204
Total non-interest expense	745,100	495,851	—	213,705		1,454,656
Income before income taxes	533,861	512,965	—	(351,029)		695,797
Income tax expense	124,997	108,228	—	(84,850)	I	148,375
Net income	408,864	404,737	—	(266,179)		547,422
Preferred stock dividends	(7,875)	(7,830)	—	—		(15,705)
Net income available to common shareholders	$400,989	$396,907	$—	$(266,179)		$531,717

EXHIBIT 99.2

			Transaction Accounting Adjustments
(In thousands, except per share data)	Historical Webster	Historical Sterling	Reclassifications Note 2	Pro Forma Adjustments	Note 5	Pro Forma Condensed Combined
Earnings per common share:
Basic	$4.43	$2.07			J	$2.98
Diluted	4.42	2.07			J	2.97
Weighted average common shares outstanding:
Basic	89,967	191,592		(102,885)	J	178,674
Diluted	90,151	191,955		(103,080)	J	179,026

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

EXHIBIT 99.2
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1. Basis of Presentation
The unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical consolidated balance sheets of Webster and Sterling, giving effect to the merger as if it had been completed on December 31, 2021. The unaudited pro forma condensed combined income statement for the year ended December 31, 2021 combines the historical consolidated income statements of Webster and Sterling, giving effect to the merger as if it had been completed on January 1, 2021.
The unaudited pro forma condensed combined financial information and related notes have been prepared to illustrate the effects of the merger involving Webster and Sterling under the acquisition method of accounting with Webster treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of Sterling, as of the effective time, are recorded by Webster at their respective fair values, and the excess of the merger consideration over the fair value of Sterling’s net assets is allocated to goodwill. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company.
The merger provided for Sterling common shareholders to receive 0.4630 of a share of Webster common stock for each share of Sterling common stock held immediately prior to the merger. Based on the closing trading price of shares of Webster common stock on the New York Stock Exchange on January 31, 2022, the value of the merger consideration per share of Sterling common stock was $26.30. In addition, each share of Sterling’s series A preferred stock was converted into the right to receive one share of a newly issued series of Webster preferred stock.
The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded once Webster has completed the detailed valuations and necessary calculations.
The accounting policies of both Webster and Sterling are in the process of being reviewed in detail. Upon completion of such detailed review, additional conforming adjustments or financial statement reclassifications may be necessary.
Note 2. Reclassification Adjustments
During the preparation of the unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Sterling’s financial information to identify differences in financial statement presentation as compared to the presentation of Webster. At the time of preparing the unaudited pro forma condensed combined financial information, Webster is still in the process of identifying all adjustments necessary to conform Sterling’s accounting policies to Webster’s accounting policies. The adjustments represent Webster’s best estimates based upon the information currently available and could be subject to change once more detailed information is available.
Note 3. Preliminary Purchase Price Allocation
The following table summarizes the determination of the purchase price consideration:

(In thousands, except share and price per share)
Webster common stock issued	87,965,239
Price per share of Webster common stock on January 31, 2022	$56.81
Consideration for common stock	4,997,305
Consideration for preferred stock	138,942
Consideration for equity awards	43,877
Cash in lieu of fractional shares	176
Total purchase price consideration	$5,180,300

EXHIBIT 99.2
Webster has performed a preliminary valuation analysis of the fair market value of Sterling’s assets to be acquired and liabilities to be assumed based upon available information and certain assumptions, which Webster believes are reasonable under the circumstances. Using the total purchase price consideration, Webster has estimated the allocation of Sterling’s assets and liabilities. The following table summarizes the allocation of the purchase price:

(In thousands)	December 31, 2021
Sterling Net Assets at Fair Value
Assets:
Cash and interest-bearing deposits	$298,898
Investment and other securities	4,604,957
Loans held for sale	6,924
Loans and leases	20,881,861
Core deposit and other intangibles	210,100
Premises and equipment	273,916
Bank-owned life insurance	644,007
Other assets	932,466
Total assets	$27,853,129
Liabilities:
Deposits	$22,865,927
Short-term borrowings	720,008
Long-term debt	516,828
Other liabilities	566,490
Total liabilities	24,669,253
Net assets acquired	3,183,876
Preliminary goodwill	$1,996,424
This preliminary purchase price allocation has been used to prepare the transaction accounting adjustments in the unaudited pro forma condensed combined financial information. The final purchase price allocation will be determined when Webster has completed the detailed valuations and necessary calculations. The final allocation is expected to be completed when Webster files its Annual Report on Form 10-K with the SEC for the year ended December 31, 2022 and could differ materially from the preliminary allocation used in the transaction accounting adjustments. The final allocation may include (i) changes to fair value of loans and securities, (ii) changes to allocations to intangible assets, such as core deposits intangibles and customer relationships, as well as goodwill, and (iii) other changes to assets and liabilities.
Note 4. Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet. All adjustments are based on preliminary assumptions and valuations, which are subject to change.
A. Adjustment to cash and due from banks to reflect cash in lieu of fractional shares paid to Sterling common shareholders.
B. Reclassification of securities classified as held-to-maturity to securities classified as available-for-sale based upon Webster’s intent at closing and adjustment to reflect the estimated fair value of the historical Sterling held-to-maturity portfolio.
C. Adjustment to loans and leases, which includes the following:

(In thousands)
Eliminate historical Sterling net discounts and net deferred origination fees on loans and leases	$(19,430)
Record the estimated fair value of acquired loans and leases based primarily on considerations such as credit deterioration, interest rates, and liquidity	(317,643)
Record the gross-up for purchased credit-deteriorated (“PCD”) loans and leases	136,316
Total adjustment to loans and leases	$(200,757)

EXHIBIT 99.2
D. Adjustment to the allowance for credit losses (“ACL”) on loans and leases, which includes the following:

(In thousands)
Eliminate the historical Sterling ACL on loans and leases	$278,232
Record the increase to the ACL on loans and leases for the gross-up of estimated lifetime credit losses for PCD loans and leases	(136,316)
Record the provision for estimated lifetime credit losses for non-PCD loans and leases	(175,068)
Total adjustment to the ACL on loans and leases	$(33,152)
E. Adjustment to deferred tax assets, net to reflect the net increase in deferred tax assets related to the pro forma adjustments that are tax-effected at an estimated blended federal and state statutory rate of 27%.
F. Adjustment to premises and equipment, net to reflect the estimated fair value decrease to Sterling acquired property of $23.3 million, and the increase to right-of-use (“ROU”) lease assets of $10.6 million based upon the present value of remaining lease payments and adjusted for favorable and unfavorable terms of the lease when compared to market terms.
G. Adjustment to goodwill to eliminate historical Sterling goodwill of $1.7 billion and record estimated preliminary goodwill associated with the merger of $2.0 billion.
H. Adjustment to other intangible assets to eliminate historical Sterling other intangible assets of $78.5 million and record an estimated core deposit intangible of $119.1 million and customer relationship intangibles of $91.0 million.
I. Adjustment to deposits to reflect the estimated fair value of Sterling time deposits based upon market prices for similar products.
J. Adjustment to long-term debt to eliminate historical Sterling issuance costs of $6.4 million and reflect the estimated fair value increase of $17.9 million.
K. Adjustment to operating lease liabilities to reflect the increase to operating lease liabilities based upon the present value of remaining lease payments.
L. Adjustment to accrued expenses and other liabilities to record $199.3 million of estimated one-time merger-related costs comprised primarily of investment banker, legal, accounting, and other professional fees, and employee retention and severance costs, the assumption of contractual obligations of $26.5 million, and the estimated decrease to employee benefit plan obligations of $1.6 million.
M. Adjustment to preferred shares to reflect the estimated fair value of the Sterling series A preferred stock and its conversion to new Webster preferred stock.
N. Adjustment to common stock to eliminate historical Sterling common stock of $2.3 million par value and record the issuance of Webster common stock to Sterling common shareholders of $0.9 million par value.
O. Adjustment to paid in capital to eliminate the historical Sterling capital surplus of $3.8 billion and record the issuance of Webster common stock in excess of par value to Sterling common shareholders of $5.0 billion, and the fair value of Sterling’s stock-based compensation awards of $43.9 million.
P. Adjustment to eliminate historical Sterling retained earnings of $1.6 billion and record the CECL non-purchased deteriorated credit impact to equity of $127.8 million, net of tax, and estimated one-time merger-related costs of $152.7 million, net of tax.
Q. Adjustment to eliminate historical Sterling treasury shares, at cost, of $704.5 million.
R. Adjustment to eliminate historical Sterling accumulated other comprehensive income, net of tax, of $41.0 million.
Note 5. Pro Forma Adjustments to the Unaudited Condensed Combined Income Statement
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined income statement. All adjustments are based on preliminary assumptions and valuations, which are subject to change.
A. Net adjustment to interest income on loans and leases to eliminate the historical Sterling accretion of net discounts on previously acquired loans and leases and net deferred origination fees totaling $26.9 million and record the estimated accretion of the net discount on acquired loans and leases of $84.2 million.

EXHIBIT 99.2
B. Net adjustment to interest income on investments to eliminate the historical Sterling amortization of net purchase premiums of $32.1 million and to record the estimated amortization of the net premiums on acquired securities of $55.3 million.
C. Net adjustment to interest expense on deposits to eliminate the historical Sterling amortization of premiums on previously acquired time deposits of $0.9 million and to record the estimated amortization of premiums on acquired time deposits of $1.9 million.
D. Net adjustment to interest expense on long-term debt to eliminate the historical Sterling amortization of debt issuance costs of $0.6 million and to record the estimated amortization of premiums on acquired Sterling subordinated notes of $1.9 million.
E. Adjustment to provision for credit losses of $175.1 million related to non-PCD acquired loans and leases.
F. Adjustment to occupancy to reflect the decrease in depreciation expense of $0.3 million and the increase in operating lease cost of $0.4 million related to the estimated fair value of acquired property and operating leases. The property is being depreciated on a straight-line basis over an estimated life of thirty (30) years and operating leases are being expensed on a straight-line basis over the average remaining life of the operating leases.
G. Net adjustment to intangible asset amortization expense to eliminate historical Sterling amortization on other intangible assets of $15.1 million and to record estimated amortization of acquired other intangible assets of $29.4 million. Core deposit intangibles and customer relationship intangibles are being amortized on an accelerated basis over ten (10) years.

		Amortization Expense
(In thousands, except useful lives)	Estimated Fair Value	Useful Life (Years)	Year Ended December 31, 2021
Core deposit intangible	$119,100	10	$16,687
Customer relationship intangibles	91,000	10	12,750
Eliminate Sterling intangible asset amortization			(15,104)
Total adjustment to intangible asset amortization			$14,333

Amortization expense for the next five years:
2022			$25,312
2023			21,666
2024			19,098
2025			19,098
2026			19,098
H. Adjustment to reflect estimated one-time merger-related costs of $199.3 million comprised primarily of investment banker, legal, accounting, and other professional fees, and employee retention and severance costs.
I. Adjustment to income tax expense to record the income tax effects of pro forma adjustments that are tax-effected on a combined basis at an estimated blended federal and state statutory rate of 27%.
J. Adjustment to weighted-average shares of Webster common stock outstanding to eliminate historical weighted-average shares of Sterling common stock outstanding and record shares of Webster common stock issued in the transaction, which was calculated based on the exchange ratio of 0.4630 per share for each share of Sterling common stock. The diluted average common shares do not include the dilutive effect of Webster stock options and performance-based restricted stock that are expected to vest after the close of the transaction. The pro forma combined earnings per common share amounts were calculated by dividing the pro forma combined net income available to common shareholders by the pro forma combined weighted-average common shares outstanding.